UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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To:	Citi Employee Shareholders
From:	Vikram Pandit
Re:	Annual Meeting: Reminder to Vote Your Shares

The 2010 Annual Meeting of Citi shareholders will be held at 9:00 a.m. on Tuesday, April 20 at the Hilton New York in New York City. To ensure that your vote is counted, I strongly urge that all employee shareholders vote their shares prior to the Annual Meeting.

In the past, if you did not vote shares held in a brokerage account on the election of directors, your brokerage firm could vote them for you. However, due to a change in NYSE rules, if you do not vote your shares on the election of directors, your shares will not be voted. Note that this rule does not affect any shares held outside of a brokerage account, in a restricted stock plan or in Citi’s 401(k) plans.

While you are of course free to vote any way you wish, Citi recommends that shareholders vote FOR all director nominations and proposals one through seven, and AGAINST proposals eight through 13. Additional information about how to vote your shares and the reasons for our recommendations are contained in the proxy materials, which you should have received recently, by either e-mail or regular mail. Additionally, your voting card should have been mailed to your home address. Note that if you have multiple accounts, you may receive more than one card. Please ensure you vote each card you receive.

If you did not receive the annual report and/or proxy statement, you may view them online at
http://www.citigroup.com/citi/corporategovernance/ar.htm (available from any computer that can access the public internet) or http:// www.citigroup.net/citigroup/annualreport (only available within Citi’s intranet). You may also request paper copies by e-mailing the Document Service Center docserve@citi.com or calling 1-877-936-2737 or 716-730-8055.